UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 14, 2012

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada (Address of Principal Executive Offices)	89119 (Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On November 14, 2012, Bally Technologies, Inc. announced that Mr. Richard M. Haddrill will retire as the Company’s Chief Executive Officer and that Mr. Ramesh Srinivasan, the Company’s President and Chief Operating Officer, was promoted to President and Chief Executive Officer. This transition will be effective on December 14, 2012 (the “Effective Date”).  The Company also announced that on the Effective Date, Mr. Haddrill will become the non-executive Chairman of the Board and Mr. Kevin Verner, an independent director and the current Chairman of the Board, will become the Lead Independent Director.

In connection with the transition, the Company’s Board of Directors expanded the size of the Board from six to seven directors and appointed Mr. Srinivasan to fill the newly created vacancy, effective upon his assumption of the role of Chief Executive Officer.  Mr. Srinivasan’s will join the class of directors that will be voted on at the Company’s 2013 annual meeting of stockholders.

Mr. Srinivasan, age 52, joined the Company in March 2005 as Executive Vice President of Bally Systems.  Effective April 1, 2011, Mr. Srinivasan was promoted to President and Chief Operating Officer.  From 1998 to 2005, Mr. Srinivasan held several positions including Executive Vice President of Warehouse Management Systems at Manhattan Associates, Inc., a global leader in software solutions to the supply chain industry.

Srinivasan Agreement

Mr. Srinivasan entered into a new Employment Agreement, dated November 14, 2012 (the “Srinivasan Agreement”).  The term of Srinivasan Agreement will commence on the Effective Date and will continue, unless earlier terminated pursuant the terms thereof, through the third anniversary of the Effective Date.  Pursuant to the Srinivasan Agreement, Mr. Srinivasan will receive an annual base salary of $825,000 and will continue to be entitled to participate in the Company’s Management Incentive Program (the “MIP”).  The terms of Mr. Srinivasan’s participation in the MIP will continue as provided in his previously disclosed employment agreement until June 30, 2013.  Effective July 1, 2013, Mr. Srinivasan’s bonus under the MIP will be earned based upon objectives established by the Board each year based on earnings per share performance or such other objective measure determined by the Compensation Committee.  The MIP will entitle Mr. Srinivasan to receive up to 200% of his base salary for performance at plan maximum, with his target annual bonus under the MIP equal to 100% of his base salary and the threshold annual bonus under the MIP equal to 60% of his base salary.  Mr. Srinivasan is also entitled to other benefits, including life insurance, medical and hospitalization, disability, and retirement benefits, consistent with the benefits provided to the Company’s other senior executives.

On the Effective Date, Mr. Srinivasan will receive an award of performance-vesting restricted stock units covering a number of shares initially equal to $3,000,000, that will vest over three years, subject to the terms of the award agreement, the achievement of performance targets, and the terms of the Company’s 2010 Long Term Incentive Plan.  Mr. Srinivasan will be eligible to receive equity grants in the future, at the discretion of and as approved by the Board and/or the Compensation Committee.  The Company may not materially reduce the foregoing benefits unless Mr. Srinivasan consents, an equitable substitute or alternative benefit is provided or the reduction is part of an across-the-board benefit reduction similarly affecting the Company’s other senior executives.  Mr. Srinivasan will not receive any additional compensation for his services as a director.

If Mr. Srinivasan is terminated without “Cause”, as defined in the Srinivasan Agreement, or if Mr. Srinivasan terminates his employment within 60 days of a material diminution of his duties (as determined pursuant to the Srinivasan Agreement), Mr. Srinivasan would receive a lump sum payment in an amount equal to his base salary for twenty-four months.  Mr. Srinivasan would also receive a pro-rata amount of the target bonus under the MIP for the year of termination, based on actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination.  Finally, the vesting of the equity awards outstanding on the date of termination would be accelerated on a pro-rata basis, in a manner consistent with the terms of the equity awards, which, in the case of awards that vest based upon the attainment of performance targets, will be based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination.

If a termination without Cause or diminution of duties leading to termination by Mr. Srinivasan occurs within one year following a “Change of Control”, as defined in the Srinivasan Agreement, Mr. Srinivasan would receive a lump sum payment in an amount equal to his base salary for twenty-four months.  Mr. Srinivasan would also receive an amount equal to his target bonus under the MIP for the year of termination.  Finally, the vesting of the equity awards outstanding on the date of termination would be accelerated in full, in a manner consistent with the terms of the equity awards.  Equity awards that vest based upon the attainment of total shareholder return (“TSR”) performance targets will be accelerated based upon actual performance through the date of the Change of Control.  Equity awards that vest based on non-TSR performance targets will be based upon actual performance through the end of the fiscal quarter that ended most recently prior to the Change of Control.  The Company’s obligation to pay any of the foregoing amounts is conditioned in each case upon Mr. Srinivasan’s execution of a release of claims and continued compliance with the restrictive covenants set forth in the Srinivasan Agreement.

The Srinivasan Agreement includes customary non-compete, non-solicitation, confidentiality and non-disparagement covenants as well as an intellectual property assignment by Mr. Srinivasan.

The foregoing summary of the Srinivasan Agreement is qualified in its entirety by reference to the complete text of the Srinivasan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Haddrill Agreement and Transition Payment

Mr. Haddrill entered into a Non-Executive Chairman Agreement, dated as of November 14, 2012 (the “Haddrill Agreement”).  As of the Effective Date, Mr. Haddrill will serve as the non-executive Chairman of the Board on the terms and conditions set forth in the Haddrill Agreement, but he will no longer be an employee or officer of the Company.  Mr. Haddrill will serve as Chairman of the Board from the Effective Date until the earlier of the determination of the Board of Directors to terminate his service or the cessation of his service as a member of the Board.

Pursuant to the Haddrill Agreement, during the 2013 calendar year, Mr. Haddrill will receive compensation in the amount of $1,000,000, which will be in lieu of and not in addition to any other compensation paid to non-employee members of the Board.  If Mr. Haddrill is re-elected to the Board, with respect to the 2014 calendar year and thereafter, the Board will determine Mr. Haddrill’s compensation, consistent with that paid to the Company’s other non-employee directors.  Mr. Haddrill will also be eligible to receive a bonus of $1,250,000 as follows:  $750,000, payable, if at all, on March 31, 2013, and $500,000 payable, if at all, on June 30, 2013, in each case subject to (i) the Board’s determination as to whether Mr. Haddrill has satisfied performance objectives related to his transition into a non-executive role, together with the transition of Mr. Srinivasan as the Company’s new Chief Executive Officer, and (ii) Mr. Haddrill’s continued engagement by the Company through the applicable payment date.  Mr. Haddrill is also eligible to receive a bonus at a target level of $500,000 based on the Company’s achievement of threshold diluted earnings per share targets established by the Board with respect to the Company’s 2013 fiscal year.

The foregoing summary of the Haddrill Agreement is qualified in its entirety by reference to the complete text of the Haddrill Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

In addition, in connection with Mr. Haddrill continuing as Chief Executive Officer until the Effective Date and his transition to non-executive Chairman of the Board, the Company determined to pay Mr. Haddrill a transition bonus of $1,500,000 upon his transition.

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between Bally Technologies, Inc. and Ramesh Srinivasan, dated as of November 14, 2012.

10.2	Non-Executive Chairman Agreement by and between Bally Technologies, Inc. and Richard Haddrill, dated as of November 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: November 20, 2012